LIQUID STRATEGIES, LLC

CODE OF ETHICS

May 2018

Code of Ethics

Purpose

Rule 204A-1 under the Advisers Act requires investment advisers to adopt codes of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and require compliance with federal securities laws.

Policy

The Code of Ethics is predicated on the principle that the Firm and its Access Persons owe a fiduciary duty to Clients. Access Persons for the Firm’s purposes includes all full-time employees and the term employees shall be used throughout the Code. Part time, temporary, contract or other forms of employee will be evaluated on a case by case basis and deemed an Access Person as necessary. Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, the Firm will be mindful to follow the procedures below.
Procedures

•	Place client interests ahead of the interests of the Firm – As a fiduciary, the Firm will serve in their Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

•	Engage in personal investing that is in full compliance with the Code of Ethics – Employees must review and abide by the Personal Securities Transaction and Insider Trading Policies.

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Avoid taking advantage of its position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client, unless in compliance with the Gift Policy in the Conflicts of Interest policy within the Compliance Manual.

•	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

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Any questions with respect to the Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Violations of this Code of Ethics may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of the Firm’s CEO. In any situation where you are unsure about the application of this Code of Ethics or any of the policies contained in the Compliance Manual, you are encouraged to discuss the situation confidentially with the CCO or CEO.

Standard of Conduct

Purpose

As Employees of the Firm, we are retained by our Clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our Clients our undivided loyalty – our Clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We are expected to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, Clients, prospective Clients, the Firm, and our fellow Employees.

Policy

We expect all persons associated with the Firm to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our Clients’ interests, subject to the legality of such information.

We are expected to conduct our personal financial affairs in a prudent manner, avoiding any action that could compromise our ability to deal objectively with our Clients.

Employees should be thoroughly familiar with the Firm’s policies and procedures.

Employees are encouraged to speak to the CCO or, in her absence, the Firm’s CEO if you believe that changes or additions to, or deletions from, the Code may be appropriate.

Procedures

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notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this document;

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notify the CCO promptly if you become aware of any practice that arguably involves the Firm in a conflict of interest with any of its Clients or individuals or entities with which the Firm does business;

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cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge her respective duties under the Compliance Manual and Code of Ethics and (ii) the Firm to comply with the Federal Securities Laws to which they are subject; and

•	notify the CCO promptly if you become aware of any disclosure document that may be inaccurate, incomplete or out of date in any respect.

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All employees are required to attend the Firm’s annual compliance training during which aspects of the Code of Ethics including Insider Trading are discussed. New employees are provided with an abbreviated review.

This document and the policies and procedures set forth herein supersede all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, The Firm considered the material risks associated with activities engaged in by the Firm.

The Firm may amend this Code and associated Manual and/or adopt interpretations of the policies and procedures contained in either as deemed appropriate by the CCO. All material amendments to the Compliance Manual and Code of Ethics shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations on at least an annual basis. Additionally, all employees shall acknowledge receipt and understanding of the Compliance Manual and Code of Ethics initially within 10 days of their start with the Firm.

Personal Trading

Purpose

Rule 204A-1 requires the Code to contain provisions requiring reporting of personal securities transactions and holdings. Additional elements may be included to mitigate certain risks as determined by the particular Firm.

Policy

Employees are required to pre clear option transactions in Securities held on the Firm’s Restricted List prior to execution and must follow all reporting obligations provided below. Employees are required to pre clear individual bond trades prior to execution.

Firm Restricted List

The Firm’s Restricted List will be published to employees as necessary. Employees may not transact in securities listed on the current Restricted List without prior pre approval.

Reportable Accounts

The policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Firm requires Employees to provide periodic reports (see the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end registered investment companies, other than funds advised, sub-advised or underwritten by the Firm; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm.

Such exemptions do not apply to shares of open-end mutual funds that are advised by the Firm. Employees must report any personal transaction in mutual funds advised or sub-advised by the Firm. Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities.
Reporting

The Firm will collect the following reports from Employees. These reports will enable the Firm to maintain compliance with Rule 204A-1 under the Advisers Act, as well as assist the Firm to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with Client trades. Accordingly, each Employee shall report his/her securities transactions and holdings via the ComplySci (“ComplySci”) system All Employees will receive a username and password in order to access ComplySci. Exceptions to the manner in which an employee may report his/her securities transactions and holdings will be evaluated and granted on a case by case basis by the CCO and CEO.

Quarterly Transaction Reports

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Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must report this information via ComplySci no later than thirty (30) days after the end of each calendar quarter.

Initial and Annual Holdings Reports

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New Employees are required to report via ComplySci all of their Reportable Securities and Securities Accounts (whether such Accounts contain Reportable Securities or Non-Reportable Securities) not later than 10 days after an individual becomes an Employee.

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Employees are required to verify the accuracy of the list of Securities and Securities Accounts as recorded on the ComplySci system on an annual basis, by (and including) February 14th of each year. The report shall be current as of December 31st.

•	Annual Conflicts Disclosure Questionnaire shall be completed in ComplySci by February 14th of each year.

Duplicate Copies

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Where a Securities Account broker/custodian does not have a direct feed to ComplySci, Employees must arrange for their brokers/custodians to furnish the CCO with duplicate account statements and/or brokerage confirmations.

Exceptions from Reporting Requirements

There are limited exceptions from certain of the reporting requirements noted above. Specifically, an Employee is not required to:

•	Report on ComplySci any transactions effected pursuant to an automatic investment plan.

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Submit any of the three reports (i.e., Quarterly Transaction Report, Initial Holdings Report and Annual Holding Report) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note, however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.). Additional sample review and testing may be conducted by the CCO or designee to further establish that the Access Person did not have any influence over securities transactions in excepted accounts.

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Review

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The CCO or designee shall periodically compare personal securities transactions reported by employees with the policy and procedure sections of the Code of Ethics to determine if any potential revisions to the policy are needed. Transactions reported will be compared against firm trading. Brokerage statements received hard copy will be used as a back up to supplement this review. A designee shall review the CCO’s activities.

•	Excessive personal trading is discouraged and will be brought to the attention of an employee’s manager.

Violations and Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Firm requires its Employees to promptly report any violations of the Code of Ethics to the CCO. The Firm is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of the Code of Ethics are determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, a verbal warning, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

Insider Trading

Purpose

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted procedures to prevent the misuse of Material Nonpublic Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information;

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Who Does the Policy Cover? This policy covers all Employees. What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of the Firm. Additionally, the Firm must be careful when disclosing the composition of Clients’ portfolios. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials or the website is subject to the CCO’s approval in accordance with the Marketing policy and procedures.

Employees should be careful when disclosing the composition of any registered investment company portfolios without obtaining consent from the CCO. The inclusion of information regarding any mutual fund portfolio holdings in marketing materials or on the Firm’s website is subject to the CCO’s approval in accordance with the marketing and advertising policies and procedures. Requests for information regarding a mutual fund’s holdings from outside individuals or entities should be forwarded to the CCO, who will consider, among other things, the timeliness and sensitivity of the information and the investment company policies and procedures.

Procedures to Follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the CCO will conduct research to determine if the information is likely to be considered important to Clients in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and Firm engaging in Inside Trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with the Personal Security Transaction Policy and the Federal Securities Laws.

•	Shall submit various reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

Disclosure and Recordkeeping

Disclosure

The Firm shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All client requests for the Firm’s Code of Ethics shall be directed to the CCO.

Recordkeeping

Records will be maintained in the manner and to the extent set forth below.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

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A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee.

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A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

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The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Limited Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

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A copy of each finding presented to a mutual fund Board of Directors or Trustees shall be preserved by the Firm for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.